Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon the exercise of warrants	Rule 457(c)	2,726,043	$1.01	(2)	$2,753,303.43	0.00011020	$303.42
									$303.42
Total Offering Amounts									$303.42
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$303.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Greenwave Technology Solutions, Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market on December 8, 2022 (such date being within five business days of the date that this registration statement on Form S-1 was filed with the U.S. Securities and Exchange Commission).